Exhibit 99.1

CareTrust REIT, Inc. Announces Second Quarter 2015 Operating Results; Announces Pending $175M Acquisition

Conference Call and Webcast Scheduled for Monday, August 10, 2015 at 9:00 am ET

San Clemente, CA – (Globe Newswire – August 10, 2015) – CareTrust REIT, Inc. (NASDAQ:CTRE) today reported operating results for the second quarter of 2015, as well as other significant recent events. Highlights included:

•	During and after the quarter, CareTrust deployed approximately $32.9 million to acquire three skilled nursing facilities and one assisted living facility, initiating three new net-lease tenant relationships in the process;

•	Net income was $2.3 million, a sequential increase of more than 11%, resulting in $0.07 per diluted common share;

•	Normalized FFO was $7.9 million or $0.25 per share, and normalized FAD was $8.8 million or $0.28 per diluted common share for the quarter;

•	After the quarter, CareTrust replaced its secured term $150 million revolving credit facility with a new, four-year $300 million unsecured revolving credit facility that includes an accordion feature which allows CareTrust to increase the line’s borrowing availability to $500 million; and

•	Today, CareTrust announced the pending acquisition of a $175 million, 14-property skilled nursing and assisted living portfolio, which will be triple-net-leased producing $17.2 million in run-rate rental revenue from the projected October 1, 2015 transaction closing, to be funded primarily through the proceeds of an equity offering.

$32.9 Million in New Investments Completed; More under Contract

Commenting on the quarter’s investment activity, Greg Stapley, CareTrust’s Chairman and Chief Executive Officer, remarked, “Q2 was perhaps our busiest quarter ever, with four solid acquisitions completed in and at the end of the quarter, plus a major acquisition to negotiate, place under contract and begin intensively diligencing,” he said. The company reported approximately $32.9 million in capital deployment in the quarter and since, with a combined initial cash investment yield on the four newly-acquired assets of approximately 9.3%.

More important than the new properties, he noted, were the three new tenant/operator relationships that CareTrust established. “We are pleased to have the assets in our portfolio, but more excited to have these great operators associated with us,” he said. “Every one of them is a best-in-class operator in their respective markets, and we expect that all of them will grow their businesses with us over time,” he added.

Mr. Stapley went on to note that CareTrust’s acquisition pipeline is more robust than ever. “We continue to source deals at attractive, if not compelling, risk-adjusted returns, and the new 14-property Ohio transaction we announced today is just one of several opportunities – both large and small – that we are working on,” he said.

Financial Results for the Quarter Ended June 30, 2015

Discussing financial results for the quarter, Chief Financial Officer Bill Wagner reported that the Company generated normalized FFO of $7.9 million or $0.25 per diluted common share, and normalized FAD of $8.8 million or $0.28 per diluted common share. Net income was $2.3 million, or $0.07 per diluted common share. Addressing quarter-over-quarter comparisons, Mr. Wagner cautioned that CareTrust’s revenue stream, expense structure and other factors changed markedly when the company was spun off from its former parent in June 2014, making prior-period comparisons difficult at best.

Dividend Declared

During the quarter, the company declared a regular quarterly dividend of $0.16 per common share to shareholders of record as of June 30, 2015. “On an annualized basis, this dividend represents a payout ratio of approximately 59%, based on the midpoint of previously-issued 2015 FAD guidance,” said Mr. Wagner. “At this level, our dividend is not only well-protected, but among the best-protected of all our industry peers, as measured by payout ratio,” he added.

Announced Pending Acquisitions: Liberty Nursing Centers Portfolio

The Company also announced today that it has a 14-property skilled nursing and seniors housing portfolio under contract, with diligence on the portfolio substantially completed. Currently owned and operated by Ohio-based Liberty Nursing Centers, the portfolio includes 1,102 operating skilled nursing beds and 156 assisted and independent living units. The approximately $175 million transaction is slated to close on October 1, 2015, pending certain regulatory approvals. Mr. Wagner indicated that CareTrust intends to fund all or part of the portfolio acquisition with proceeds of an equity offering.

In connection with the Liberty acquisition, CareTrust will enter into a triple-net master lease for the portfolio with Indiana-based Pristine Senior Living, LLC, which is expected to take over operations effective October 1, 2015. The Pristine master lease will carry an initial term of 15 years with two five-year renewal options and CPI-based rent escalators, with a zero floor and a 3.0% cap. In connection with the Liberty transaction, the seller has also agreed to transfer two additional Ohio skilled nursing facilities, both of which are leased from unrelated third parties, to Pristine. The Liberty portfolio will generate initial annual rental revenue to CareTrust of $17.2 million.

While no specifics were disclosed, Management reported that it has additional acquisition opportunities, either under contract or bid out under competitive term sheets, which collectively represent over $950 million in potential transactions for 2015 and 2016. Management affirmed that the Company is actively working with a variety of owners, operators and brokers to source additional opportunities to extend the CareTrust footprint nationwide.

Recent Developments: New and Expanded $300 Million Unsecured Credit Line

CareTrust also disclosed that, on August 5, 2015, the Company entered into a credit and guaranty agreement for a new $300 million unsecured revolving credit facility, with CareTrust’s operating partnership as borrower, a syndicate of eight banks and other financial institutions as lenders, and KeyBank National Association as administrative agent and swingline lender. The credit agreement includes an accordion feature that allows the operating partnership to increase the borrowing availability by up to an additional $200 million, subject to terms and conditions, resulting in potential borrowing capacity of up to $500 million.

Borrowings under the unsecured facility bear interest on the outstanding principal at LIBOR plus 1.75% to 2.40% depending on leverage, with an unused fee of 0.15% or 0.25% per annum depending on usage. In addition, if the Company’s senior long-term unsecured debt receives an investment-grade rating from either S&P or Moody’s, the Company may elect to further reduce the interest rate on borrowings under the credit line. The credit agreement has a maturity date of August 5, 2019, and includes an option to extend for up to two periods of six months each. The obligations of the operating partnership under the credit agreement are guaranteed by CareTrust and certain of its subsidiaries.

Existing Portfolio Performance

Management also reported that CareTrust’s portfolio with its principal tenant, The Ensign Group, Inc., which portfolio is comprised of approximately 80% skilled nursing and 20% seniors housing assets, has reported lease coverage for the 12 months ended March 31, 2015 at 2.0x, on an EBITDAR basis. This represents a significant improvement from the approximately 1.85x coverage in place at the June 2014 spin-off. Overall lease coverage on the portfolio stands at approximately 1.92x on an EBITDAR basis.

CareTrust’s growing portfolio includes 107 properties in 14 states. Of the 107 properties CareTrust owns, 94 are net-leased to Ensign, ten are net-leased to other operators and three independent living facilities are operated by CareTrust subsidiaries.

2015 Guidance

Management did not update CareTrust’s previously-released guidance for 2015, but indicated that it would do so later in the quarter. Mr. Wagner noted that the Company generally plans to continue updating guidance quarterly, primarily to account for completed acquisitions, financings and infrastructure growth from quarter to quarter.

Conference Call

An earnings webcast will be held on Monday, August 10, 2015, at 9:00 a.m. Eastern Time, during which CareTrust’s management will discuss the Company’s second quarter 2015 results and recent developments. To listen to the webcast, or to view any financial or other statistical information required by SEC Regulation G, please visit the Investors section of the CareTrust website at http://investor.caretrustreit.com/. The webcast will be recorded, and will be available for replay via the website until 5:00 p.m. Pacific Time on Friday, August 21, 2015.

About CareTrustTM

CareTrust REIT, Inc. is a publicly-traded real estate investment company that is engaged in the ownership, acquisition and leasing of seniors housing and healthcare-related properties. With 107 healthcare and seniors housing properties in 14 states, 104 of which are net-leased and three of which are self-managed, CareTrust is pursuing opportunities nationwide to acquire additional properties that will be leased to a diverse group of local, regional and national seniors housing operators, healthcare services providers, and other healthcare-related businesses. More information about CareTrust is available at http://www.caretrustreit.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains, and the related conference call and webcast will include, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements regarding future financing plans, business strategies, growth prospects and operating and financial performance; expectations regarding the making of distributions and the payment of dividends; and compliance with and changes in governmental regulations.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on Management’s current expectations and beliefs, and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although Management believes that the assumptions underlying the forward-looking statements are reasonable, they are not guarantees and the Company can give no assurance that their expectations will be attained. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause actual results to differ materially from expectations include, but are not limited to: (i) the ability to achieve some or all of the expected benefits from the completed spin-off and to successfully conduct the Company’s business following the spin-off; (ii) the ability and willingness of Ensign to meet and/or perform its obligations under the contractual arrangements that it entered into with the Company in connection with the spin-off, including the Ensign Master Leases, and any of its obligations to indemnify, defend and hold the Company harmless from and against various claims, litigation and liabilities; (iii) the ability and willingness of the Company’s tenants to (a) comply with laws, rules and regulations in the operation of the properties the Company leases to them, and (b) renew their leases with the Company upon expiration, or in the alternative, (c) the Company’s ability to reposition and re-let the Company’s properties on the same or better terms in the event of nonrenewal or replacement of an existing tenant and any obligations, including indemnification obligations, that the Company may incur in replacing an existing tenant; (iv) the availability of, and the ability to identify and acquire, suitable acquisition opportunities and lease the same to reliable tenants on accretive terms; (v) the ability to generate sufficient cash flows to service the Company’s outstanding indebtedness; (vi) access to debt and equity capital markets; (vii) fluctuating interest rates; (viii) the ability to retain and properly incentivize key management personnel; (ix) the ability to qualify or maintain the Company’s status as a real estate investment trust (“REIT”); (x) changes in the U.S. tax laws and other state, federal or local laws, whether or not specific to REITs; (xi) other risks inherent in the real estate business, including potential liability relating to environmental matters and illiquidity of real estate investments; and (xii) any additional factors included in this report and any included in the section entitled “Risk Factors” in Item 1A of Part II of the Company’s most recently filed Form 10-Q.

Forward-looking statements speak only as of the date made, whether in this press release or the related conference call and webcast. Except in the normal course of the Company’s public disclosure obligations, the Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any statement is based.

Contact Information

CareTrust REIT, Inc. (949) 542-3132, ir@caretrustreit.com

SOURCE: CareTrust REIT, Inc.

CARETRUST REIT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2015	December 31, 2014

Assets
Real estate investments, net	$459,515	$436,215
Other real estate investments	7,987	7,532
Cash and cash equivalents	29,904	25,320
Accounts receivable	2,036	2,291
Prepaid expenses and other assets	2,292	809
Deferred financing costs, net	9,442	10,405

Total assets	$511,176	$482,572

Liabilities and Equity
Senior unsecured notes payable	$260,000	$260,000
Mortgage notes payable	96,854	98,205
Secured revolving credit facility	35,000	—
Accounts payable and accrued liabilities	5,946	6,959
Dividends payable	5,090	3,946

Total liabilities	402,890	369,110

Equity:
Common stock	313	313
Additional paid-in capital	246,701	246,041
Cumulative distributions in excess of earnings	(138,728)	(132,892)

Total equity	108,286	113,462

Total liabilities and equity	$511,176	$482,572

CARETRUST REIT, INC.

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenues:
Rental income	$15,249	$12,205	$30,091	$23,228
Tenant reimbursements	1,288	1,237	2,546	2,498
Independent living facilities	607	623	1,242	1,210
Interest and other income	232	—	455	—

Total revenues	17,376	14,065	34,334	26,936

Expenses:
Depreciation and amortization	5,679	6,070	11,278	12,269
Interest expense	5,989	6,452	11,890	9,779
Loss on extinguishment of debt	—	4,067	—	4,067
Property taxes	1,288	1,237	2,546	2,498
Independent living facilities	566	555	1,168	1,098
General and administrative	1,588	6,009	3,148	7,912

Total expenses	15,110	24,390	30,030	37,623

Income (loss) before provision for income taxes	2,266	(10,325)	4,304	(10,687)
Provision for income taxes	—	17	—	53

Net income (loss)	$2,266	$(10,342)	$4,304	$(10,740)

Earnings (loss) per common share:
Basic	$0.07	$(0.47)	$0.13	$(0.48)

Diluted	$0.07	$(0.47)	$0.13	$(0.48)

Weighted average shares outstanding:
Basic	31,278	22,231	31,268	22,230

Diluted	31,278	22,231	31,268	22,230

CARETRUST REIT, INC.

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2015	2014

Cash flows from operating activities:
Net income (loss)	$4,304	$(10,740)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	11,278	12,269
Amortization of deferred financing costs and debt discount	1,102	517
Amortization of stock-based compensation	660	—
Non-cash interest income adjustments	(455)	—
Loss on extinguishment of debt	—	1,998
Loss on settlement of interest rate swap	—	1,661
Change in operating assets and liabilities:
Accounts receivable	(2,020)	(3)
Accounts receivable due from related party	2,275	(1,848)
Prepaid expenses and other assets	(545)	677
Interest rate swap	—	(1,661)
Accounts payable and accrued liabilities	(1,013)	4,683

Net cash provided by operating activities	15,586	7,553

Cash flows from investing activities:
Acquisition of real estate	(33,646)	—
Improvements to real estate	(143)	—
Purchases of equipment, furniture and fixtures	(227)	(19,009)
Escrow deposit for acquisition of real estate	(1,500)	—

Net cash used in investing activities	(35,516)	(19,009)

Cash flows from financing activities:
Proceeds from the issuance of senior unsecured notes payable	—	260,000
Borrowings under senior secured revolving credit facility	35,000	10,000
Proceeds from the issuance of mortgage notes payable	—	50,676
Repayments of borrowings under senior secured revolving credit facility	—	(88,701)
Payments on the mortgage notes payable	(1,351)	(66,856)
Payments on senior secured term loan	—	(65,624)
Payments of deferred financing costs	(139)	(12,945)
Dividends paid on common stock	(8,996)	—
Net contribution from Ensign	—	4,356

Net cash provided by financing activities	24,514	90,906

Net increase in cash and cash equivalents	4,584	79,450
Cash and cash equivalents beginning of period	25,320	895

Cash and cash equivalents end of period	$29,904	$80,345

CARETRUST REIT, INC.

DEBT SUMMARY

(dollars in thousands)

(unaudited)

Debt	Collateral	Interest Rate/ Spread	Maturity Date	June 30, 2015 Balance

Fixed Rate Debt

Senior unsecured notes payable	Unsecured	5.875%	2021	$260,000

GECC mortgage notes payable (1)	10 properties	7.252%	2017	46,873

Mortgage note payable	1 property	6.000%	2019	507

				307,380

Floating Rate Debt

GECC mortgage notes payable (1)	10 properties	L + 3.35%	2017	49,474

Senior secured revolving credit facility (2)	11 properties	L + 2%-2.5%	2018	35,000

				84,474

Total Debt				$391,854

Debt Statistics
% Fixed Rate Debt				78.4%
% Floating Rate Debt				21.6%

Total				100.0%

Weighted Average Interest Rates:
Fixed				6.1%
Floating				3.4%
Blended				5.5%

(1)	The fixed rate portion of the GECC mortgage notes payable converts to the floating rate in June 2016. The floating rate portion is subject to a Libor floor of 0.50%. The note has two, 12 month extension options.
(2)	Borrowings available under the senior secured revolving credit facility totaled $49.2 million at June 30, 2015. Funds can also be borrowed at the Base Rate (as defined) plus 1.0% to 1.5%.

CARETRUST REIT, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	One Month Ended June 30, 2014	Quarter Ended September 30, 2014	Quarter Ended December 31, 2014	Quarter Ended March 31, 2015	Quarter Ended June 30, 2015
Revenues:
Rental income	$4,667	$14,000	$14,139	$14,842	$15,249
Tenant reimbursements	396	1,228	1,230	1,258	1,288
Independent living facilities	211	646	663	635	607
Interest and other income	—	10	45	223	232

Total revenues	5,274	15,884	16,077	16,958	17,376

Expenses:
Depreciation and amortization	1,794	5,362	5,369	5,599	5,679
Interest expense	1,967	5,943	5,900	5,901	5,989
Property taxes	396	1,228	1,230	1,258	1,288
Acquisition costs	—	—	47	—	—
Independent living facilities	161	586	559	602	566
General and administrative	500	798	2,342	1,560	1,588

Total expenses	4,818	13,917	15,447	14,920	15,110

Net income	$456	$1,967	$630	$2,038	$2,266

Diluted earnings per share	$0.02	$0.09	$0.03	$0.06	$0.07

Diluted weighted average shares outstanding	22,436	22,436	24,586	31,257	31,278

CARETRUST REIT, INC.

RECONCILIATIONS OF NET INCOME TO NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

(unaudited)

	One Month Ended June 30, 2014	Quarter Ended September 30, 2014	Quarter Ended December 31, 2014	Quarter Ended March 31, 2015	Quarter Ended June 30, 2015

Net income	$456	$1,967	$630	$2,038	$2,266
Depreciation and amortization	1,794	5,362	5,369	5,599	5,679
Interest expense	1,967	5,943	5,900	5,901	5,989
Amortization of stock-based compensation	—	—	154	366	294

EBITDA	4,217	13,272	12,053	13,904	14,228
Acquisition costs	—	—	47	—	—
Costs associated with the Spin-Off	254	30	168	—	—

Adjusted EBITDA	$4,471	$13,302	$12,268	$13,904	$14,228

Net income	$456	$1,967	$630	$2,038	$2,266
Real estate related depreciation and amortization	1,794	5,362	5,365	5,593	5,668

Funds from Operations (FFO)	2,250	7,329	5,995	7,631	7,934
Acquisition costs	—	—	47	—	—
Costs associated with the Spin-Off	254	30	168	—	—

Normalized FFO	$2,504	$7,359	$6,210	$7,631	$7,934

Net income	$456	$1,967	$630	$2,038	$2,266
Real estate related depreciation and amortization	1,794	5,362	5,365	5,593	5,668
Amortization of deferred financing costs	175	533	553	547	555
Amortization of stock-based compensation	—	—	154	366	294

Funds Available for Distribution (FAD)	2,425	7,862	6,702	8,544	8,783
Acquisition costs	—	—	47	—	—
Costs associated with the Spin-Off	254	30	168	—	—

Normalized FAD	$2,679	$7,892	$6,917	$8,544	$8,783

FFO per share	$0.10	$0.33	$0.24	$0.24	$0.25

Normalized FFO per share	$0.11	$0.33	$0.25	$0.24	$0.25

FAD per share	$0.11	$0.35	$0.27	$0.27	$0.28

Normalized FAD per share	$0.12	$0.35	$0.28	$0.27	$0.28

Diluted weighted average shares outstanding (1)	22,436	22,436	24,586	31,446	31,462

(1)	For the quarters ended March 31, 2015 and June 30, 2015, the diluted weighted average shares includes unvested restricted stock awards as the effect is more dilutive.

Discussion of Non-GAAP Financial Measures

EBITDA represents net income before interest expense, amortization of deferred financing costs and stock-based compensation, and depreciation and amortization. Adjusted EBITDA represents EBITDA as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of core operating performance, such as costs associated with the spin-off, impairments, and gains or losses on the sale of real estate. EBITDA and Adjusted EBITDA do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. EBITDA and Adjusted EBITDA do not purport to be indicative of cash available to fund future cash requirements, including the Company’s ability to fund capital expenditures or make payments on its indebtedness. Further, the Company’s computation of EBITDA and Adjusted EBITDA may not be comparable to EBITDA and Adjusted EBITDA reported by other REITs.

Funds from Operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), and Funds Available for Distribution (“FAD”) are important non-GAAP supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP.

FFO is defined by NAREIT as net income computed in accordance with GAAP, excluding gains or losses from real estate dispositions, real estate depreciation and amortization and impairment charges, and adjustments for unconsolidated partnerships and joint ventures. The Company computes FFO in accordance with NAREIT’s definition.

FAD is defined as FFO excluding non-cash expenses, such as stock-based compensation expense, amortization of deferred financing costs and the effects of straight-line rent. FAD is useful in analyzing the portion of cash flow that is available for distribution to shareholders. Investors, analysts and the Company utilize FAD as an indicator of common dividend potential. The FAD payout ratio, which represents annual distributions to common shareholders expressed as a percentage of FAD, facilitates the comparison of dividend coverage between REITs.

In addition, the Company reports normalized FFO and normalized FAD, which adjusts FFO and FAD for certain revenue and expense items that the Company does not believe are indicative of its ongoing operating results, such as costs associated with the spin-off, impairments, gains or losses on the sale of real estate and other non-recurring expenses and unanticipated charges. By excluding these items, investors, analysts and our management can compare normalized FFO and normalized FAD between periods more consistently.

While FFO, normalized FFO, FAD and normalized FAD are relevant and widely-used measures of operating performance among REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO, normalized FFO, FAD and normalized FAD do not purport to be indicative of cash available to fund future cash requirements. Further, the Company’s computation of FFO, normalized FFO, FAD and normalized FAD may not be comparable to FFO, normalized FFO, FAD and normalized FAD reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define FAD differently than the Company does.

The Company believes that the use of EBITDA, Adjusted EBITDA, FFO, normalized FFO, FAD and normalized FAD, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and makes comparisons of operating results among such companies more meaningful. The Company considers EBITDA and Adjusted EBITDA useful in understanding of the Company’s operating results independent of its capital structure and indebtedness, thereby allowing for a more meaningful comparison of operating performance between periods and against other REITs. Additionally, as a liquidity measure, the Company believes that EBITDA can help investors analyze the company’s ability to meet its interest payments on outstanding debt. The Company considers FFO, normalized FFO, FAD and normalized FAD to be useful measures for reviewing comparative operating and financial performance because, by excluding gains or losses from real estate dispositions, impairment charges and real estate depreciation and amortization, and, for FAD and normalized FAD, by excluding non-cash expenses such as stock-based compensation expense and amortization of deferred financing costs, FFO, normalized FFO, FAD and normalized FAD can help investors compare the Company’s operating performance between periods and to other REITs.